Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports to the Board of Directors and Shareholders of Agrium Inc. (“Agrium”) on the consolidated financial statements of Agrium, which comprise the consolidated balance sheets as at December 31, 2015 and December 31, 2014, the consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information and the consolidated balance sheets as at December 31, 2014 and December 31, 2013, the consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information incorporated by reference in the prospectus supplement and registration statement on Form S-3 dated December 1, 2016 to the base shelf prospectus dated June 29, 2016 of Potash Corporation of Saskatchewan Inc. and to the reference to our firm under the heading “Experts” in the prospectus supplement. Our reports are dated February 24, 2016 and February 24, 2015.

/s/ KPMG LLP

Chartered Professional Accountants

December 1, 2016

Calgary, Canada